Exhibit 99.1

NEWS RELEASE

GREEN PLAINS RENEWABLE ENERGY, INC.

ANNOUNCES DATE OF GRAND OPENING CELEBRATION

AT ITS SHENANDOAH, IOWA ETHANOL PLANT

Omaha, NE – October 23, 2007 (Market Wire) -- Green Plains Renewable Energy, Inc. (NASDAQ and AMEX: GPRE) announced today that the official grand opening of its Shenandoah ethanol plant will be held on Saturday, November 17, 2007.  The grand opening celebration will run from 10:00 a.m. to 4:30 p.m. with a plant dedication ceremony, featuring Iowa Renewable Fuels Association Director and Shenandoah native Monte Shaw, beginning at 2:00 p.m.  Also scheduled to participate in the dedication ceremony are Senator Chuck Grassley, Congressman Steve King and other dignitaries.  The Nygaard Indy Racing team will also be attending and will have three Indy race cars and a golf cart, all powered by ethanol, at the grand opening.  A luncheon will be served from 11:00 a.m. to 1:00 p.m. Tours of the plant will be given from 10:00 a.m. to 1:30 p.m. and following the dedication ceremony until approximately 4:30 p.m.  Green Plains’ personnel will be available to answer questions about the plant’s operations and production of ethanol.  Please watch our website at www.gpreinc.com for more details on the grand opening and a complete schedule.

Wayne Hoovestol, Chief Executive Officer, commented, “Although the Shenandoah plant commenced its operations two months ago and achieved name-plate production levels in early September, we scheduled the formal grand opening celebration of the plant so that local crop producers could focus on harvest and then participate fully in the festivities.  This grand opening represents a celebration of the assistance we have received from Shenandoah and the surrounding communities, the state of Iowa, our lenders, our contractors, our shareholders and our employees.  We are proud of the jobs that have been created in the Shenandoah area and the contribution this plant makes to the local economy.

“We are also very pleased with the addition of the Essex Elevator grain business into our operations this past month,” Hoovestol added.  “With the fall harvest currently at its peak, it is beneficial to have grain receiving capabilities at both our Shenandoah ethanol plant and Essex Elevator locations.”

About Green Plains Renewable Energy, Inc.

Ethanol, which Green Plains produces from corn, is a high-octane fuel that is blended with gasoline to provide superior engine performance as well as help to reduce harmful tailpipe and greenhouse gas emissions that contribute to global warming.  Ethanol has also become a prime source of value-added income for American farmers.

Green Plains has an operating 50 million gallon ethanol plant in Shenandoah, Iowa and is currently building a second 50 million gallon ethanol facility in Superior, Iowa.  The Superior plant is anticipated to begin production sometime early in 2008.  Green Plains has entered into an agreement and plan of merger with Great Lakes Cooperative, with a closing that is subject to various conditions, including approval by Great Lakes’ shareholders.

This news release contains forward-looking statements within the meaning of the Securities Act of 1933 and the Securities Exchange Act of 1934, as amended.  Such statements are identified by the use of words such as "anticipate," "estimate," "expect," "project," "intend," "plan," "believe," and other words and terms of similar meaning in connection with any discussion of future operating or financial performance.  Such statements are based on management's current expectations and are subject to various factors, risks and uncertainties that may cause actual results, outcome of events, timing and performance to differ materially from those expressed or implied by such forward-looking statements.  Green Plains may experience significant fluctuations in future operating results due to a number of economic conditions, including, but not limited to, competition in the ethanol industry, risks associated with plant construction and technology development, and other risk factors detailed in Green Plains' SEC filings.  Additional information with respect to these and other factors, which could materially affect Green Plains and its operations, are included on certain forms Green Plains has filed with the SEC.  Green Plains assumes no obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise.

Contact: Wayne Hoovestol, Chief Executive Officer

Green Plains Renewable Energy, Inc.

               (402) 884-8700

            www.gpreinc.com